Exhibit 99.1

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

February 7, 2012

8:30 a.m. ET

Operator:	Good morning. My name is Nicole, and I will be your conference facilitator.

At this time, I would like to welcome everyone to the Broadridge Financial Solutions second quarter fiscal year 2012 earnings conference call. I would like to inform you that this call is being recorded and that all lines have been placed on mute to prevent any background noise. There will be a question-and-answer period after the speaker’s remarks. Please try to limit your questions to one per participant.

I will now turn the conference over to Rick Rodick, treasurer and vice president of investor relations. Please go ahead, sir.

Rick Rodick:	Thank you. Good morning, everyone, and welcome to the Broadridge quarterly earnings call and webcast for the second quarter of fiscal year 2012.

This morning, I’m here with Rich Daly, the chief executive officer of Broadridge, and Dan Sheldon, chief financial officer of Broadridge. I’m sure by now everyone has had the opportunity to review our earnings release that we issued today. The news release and slide presentation that accompanied today’s earnings call and webcast can be found on the Investor Relations homepage of our website at broadridge.com.

During today’s conference call, we’ll discuss some forward-looking statements regarding Broadridge that involve risk. These risks are summarized here on slide number one, and we encourage that participants refer to our SEC filings, including our annual report on Form 10-K, for a complete discussion of forward-looking statements and the risk factors faced by our business.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

Before we begin, I’d like to point out to everyone that as a result of the Penson transaction that we closed in the fourth quarter of fiscal year 2010, the clearing business is now shown as discontinued operations and our remaining outsourcing business is now part of the securities processing solutions segment. Also, as the result of the reporting treatment of the Penson transaction, the financial results discussed today will address continuing operations, unless otherwise stated.

Our non-GAAP results exclude the other than temporary impairment charge recorded this quarter for our investment in the Penson common stock and the impact of the costs the company expects to incur in connection with the migration of our data center to IBM. These one-time costs are significant, and we believe the non-GAAP information provides a better representation of our actual performance.

Now let’s turn to slide number two and review today’s agenda. Rich Daly will start today’s call with his opening remarks and will provide you with a summary of the financial highlights for the second quarter of fiscal year 2012, followed by discussion of a few key topics. Dan Sheldon will then review the second quarter and year-to-date fiscal year 2012 financial results in further detail. Rich will then return and provide his overall summary and some closing thoughts before we head into the question-and-answer part of the call.

Now please turn to slide number three, and I’ll turn the call over to Rich Daly. Rich?

Rich Daly:	Thanks, Rick. Good morning, everyone.

This morning, as part of my opening remarks, I’ll talk about the following topics. First, I’ll start with an overview of our second quarter fiscal year 2012 financial highlights and guidance. Then, I’ll discuss our closed sales performance, followed by an update on our acquisition portfolio. After Dan provides you more of the financial details, I’ll wrap it up as usual with my closing comments.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

Let’s start on slide number four, our second quarter fiscal year 2012 financial highlights.

Overall, I’m satisfied with our second quarter financial results. Our revenues were up 8 percent for the quarter versus fiscal year 2011 as a result of net new business, internal growth, acquisitions, and the Penson outsourcing services agreement.

Client revenue retention remained very strong at 99 percent. However, event-driven revenues declined slightly. Year to date, revenues were up 11 percent.

I am pleased with our non-GAAP diluted earnings per share results. They were up 50 percent to 12 cents for the second quarter and 42 percent year to date as compared with the comparable periods in fiscal year 2011. This increase was driven primarily by higher revenues.

Given that the majority of our earnings are generated in the fourth quarter of our fiscal year, our strong year-over-year improvement in the first half of this year is really nice, but not as significant to our overall performance as these earning growth percentages imply.

While the results for the first six months of our fiscal year are solid, event-driven revenues and the related distribution revenues are down slightly. Accordingly, we are lowering our revenue guidance slightly to 8 percent to 9 percent growth to reflect the first half of the fiscal year’s actual event-driven revenue results.

We are reaffirming our full-year earnings per share guidance of $1.50 to $1.60. As we have previously discussed, our path to $2.00 earnings per share for fiscal year 2013 would likely require a return of event-driven revenues to historical normal levels. And without that return, which is worth about 20 cents per share, we anticipate earnings per share of approximately $1.80.

Even though we weren’t planning on a significant increase in event-driven revenue this year, due to the weak economy and funds still needing investors to return, we would still love to see some improvement in mutual fund proxy activity. We believe that discussing earnings with and without the return of event-driven revenues is the best way to present our future path to strong earnings growth.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

We have the infrastructure in place so that when event-driven revenues return, it’s a simple math equation. If the revenues are there, we know how earnings will be impacted. We don’t control the requirement for mutual fund proxy activity, nor can we control the revenue. Can event-driven revenues continue to decline? I guess they could. But they are at a historical low level at this time.

I believe there will be a point in time in the future where we will be talking about above-planned event-driven revenues. Because we can’t control event-driven revenue activity and because it is at such a low point at this time, my focus is on and will remain on the things we can control. I feel very good about our recurring revenue base and where I believe we can take it to in fiscal year 2013 and beyond.

Now let’s turn to slide five. I’m very pleased with our recurring revenue closed sales results. We believe recurring revenue closed sales is the most important sales metric to follow, as it is a good indicator of revenue growth. Year-to-date recurring revenue closed sales of $63 million increased 21 percent versus $52 million for the first six months of fiscal year 2011.

Our investor communications segment continued to have very strong recurring revenue closed sales this fiscal year. It followed up a solid first quarter with very good results in the second quarter. Year-to-date sales of $34 million are more than double the $15 million for the first six months of fiscal year 2011.

Our sales results were very good in the SPS segment, also. Year-to-date closed sales were $29 million, and they included a meaningful business process outsourcing deal with Bloomberg Tradebook. Bloomberg has selected Broadridge’s consolidated BPO solution to support their equity, option clearance, and settlement business.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

The agreement is designed to help Bloomberg minimize its fixed-cost investment in technology and operational infrastructure. We’re also creating new revenue-generating opportunities as it transitions from its current fully disclosed clearing model to self-clearing. Broadridge’s technology processing platform and integrated product solutions will help to support Bloomberg in its transition to a self-clearing operating model. Our customizable and scalable BPO solution will provide all back office operations and support on a global scale.

Broadridge’s BPO model is ideal for Bloomberg. We’ve worked closely with Bloomberg during the past several months to ensure our unique BPO capabilities will allow for a seamless transition to self-clearing. Our solution can enable Bloomberg to benefit from a highly scalable and customizable offering to support all aspects of its back office operation.

I feel very good about our outsourcing business. The Penson conversion was recently completed, and as mentioned on last quarter’s call, Penson signed an additional $8 million deal with us in October, which expands the scope of our business process services that they plan to outsource to us.

The original Penson transaction gets us to a break-even run rate in our outsourcing business. And we expect the Bloomberg transaction and the additional Penson business will drive the business to profitability.

I am very happy with our closed sales results for the first six months of the year, and we are reaffirming our full-year recurring revenue closed sales guidance of $110 million to $150 million. Our year-to-date recurring revenue closed sales of $63 million are almost halfway to the midpoint of our sales guidance.

We usually have greater closed sales in the second half of our fiscal year, so given where we already are, I feel very good about achieving our full-year guidance.

Let’s turn to slide six. I’d like to provide you with an update on the financial performance of our acquisitions. Since our spin, we have invested over $450 million in acquisitions. For fiscal year 2012, we expect our acquisitions to

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

generate over $200 million in revenue and approximately $40 million in EBITDA. And we anticipate EBITDA from acquisitions will be in excess of $55 million in fiscal year 2013.

We continually monitor our return on these acquisitions, and our early indication of our estimated returns is that we were achieving very close to our hurdle rate of a 20 percent internal rate of return for our portfolio. Some acquisitions are exceeding their business cases, and a few are behind, but the overall portfolio is doing very well with some meaningful upsides.

When we choose to use your cash for an acquisition it is because we believe the acquisition will derive more value for Broadridge than repurchasing our shares. While we have made a handful of acquisitions over the last few years, we reviewed hundreds of strategic and disruptive opportunities. Our hurdle rate of 20 percent is significant, and we only pursued those acquisition candidates that were a very good fit for Broadridge.

We have been successful in finding attractive opportunities, even in a market with difficult operating conditions. Our acquisitions have helped us grow our business this year, even in this weak economic environment. The success of our tuck-in acquisitions enables our confidence in future growth, as we expect them to contribute significantly going forward.

Our acquisitions have provided us with more products to sell. They contributed to strong sales this year, and we expect even stronger sales in fiscal year 2013 and beyond. While I am pleased with our acquisition results, available cash and debt capacity will limit our acquisition activity going forward.

I want to remind you of our priorities for cash. As I have stated in the past, our first priority is to pay a meaningful dividend. Then our focus is on identifying strategic tuck-in acquisitions that create profitable revenue growth, and those acquisitions will be funded primarily with our free cash flow.

Given our stringent criteria for acquisitions and strong cash flow generation capabilities, it is likely we will accumulate cash balances at times during which we will consider opportunistic share repurchases. Again, when we

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

decide to spend your cash on an acquisition is because we believe it will generate a greater return for our shareholders and in the opportunistic repurchase of our shares.

However, I am not aware of any opportunity that would justify losing our investment-grade rating.

Now I’ll turn the call over to Dan who will go into more detail about the second quarter’s financial results.

Dan Sheldon:	Thanks, Rich. I’m now on slide seven, our financial highlights.

Rich already addressed our quarter, year-to-date, and full-year revenue growth on a consolidated basis, so on the next few slides, I’ll go a little deeper into the drivers and also address the growth and margins in each of the segments.

Recurring revenue added nine points of growth to both the quarter and year-to-date and is expected to add seven to eight points for the year. About half the growth is coming from net new business and internal growth and the other half is coming from acquisitions, including the completion of the original $50 million revenue from the onboarding of Penson Phase I and II.

As Rich discussed, event-driven revenues and related distribution revenues are slightly down for the quarter and year to date. So to recap the full year, we expect seven to eight points of revenue growth from recurring revenues and an additional one point from distribution revenues. Non-GAAP earnings before income taxes margins improved for the quarter by 130 basis points, and we are expecting 30 to 110 basis points improvement for the year.

Our non-GAAP results exclude the impact of the following two adjustments. First, IBM migration costs were at 2 cents per share in the second quarter, and we are still expecting a negative impact of 16 cents per share to our GAAP EPS for this fiscal year. In fiscal year ’13, given the timing of the conversion, we expect to see around a $15 million recurring savings in that year and building up to the $25 million average annual savings as we move into ’14 and beyond.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

Second, we did not see a meaningful improvement in our investment in the Penson stock price, so we took a non-cash, other-than-temporary impairment charge of $10 million, or 5 cents per share, in Q2.

Our free cash flow is in line with our expectations for the quarter and year to date, and we are still expecting the full-year midpoint to be around $160 million, or $235 million, excluding the IBM migration costs.

Let’s move to slide eight, investor communications segment. Recurring revenues were up 20 percent for the quarter and are expected to be up 12 percent for the year. For the year, net new business and internal growth make up about 70 percent of the growth, and acquisitions accounting for the remaining 30 percent. We were very happy to see the continued 99 percent client revenue retention rate in this segment. Rich has already discussed event-driven revenues, so moving on to our margins, we’re up for both the quarter and year-to-date and are expected to increase 100 to 150 basis points for the year, driven by the scale in the business, as well as the Morgan Stanley Smith Barney and the acquisitions adding approximately 30 to 40 basis points for the year.

Let’s move to slide nine, securities processing. We are really pleased with the continued revenue growth in this segment coming primarily from net new business and acquisitions, including the Penson outsourcing services agreement. We had strong closed sales this quarter. And given the last couple of years of closed sales activity that is now converting to revenue, as well as the Penson conversion and our continued 99 percent client revenue retention rate, we are seeing significant increases in our margins.

To help you understand the margins in this business, the incremental margins on our technology services alone should be in excess of 50 percent. And if a technology customer also purchases our outsourcing services, the incremental margins should be about 20 percent to 30 percent on the outsourcing alone.

Therefore, an entity that buys both technology and outsourcing services, like Bloomberg and Penson, should generate incremental margins of about 40 percent to 50 percent, and this includes the amortization of any implementation costs. This analysis applies to both new sales and any client losses.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

Moving to trade volumes, in Q2, they were virtually flat versus the prior year and are slightly up in January. But the good news is, our clients appear to be doing better than what we’re seeing on the overall New York Stock Exchange and Nasdaq, which were down for the second quarter.

As mentioned last quarter, our revenue range of 10 percent to 13 percent is based upon what happens to trade volumes in the second half of the year. The high end of the range assumes trade volume growth in the high single digits and the low end, the trade volumes remaining flat to last year.

Having said that, we’re still very pleased with the expected 10 percent revenue growth for the year coming from net new business and acquisitions and the continued margin expansion in the core business.

Rich, I’ll turn it back to you.

Rich Daly:	Thanks, Dan.

Please turn to page 10 for my summary wrap-up. I am satisfied with our operating results for the first six months of fiscal year 2012. Revenues were up 11 percent as a result of strong recurring revenues driven by net new business, internal growth, and acquisitions. However, event-driven revenues have not returned.

Our non-GAAP earnings were up $10 million year to date due to the strong recurring revenues, and our non-GAAP earnings per share of 27 cents were up versus 19 cents for the first six months of fiscal year 2011.

I am very pleased that the Penson conversion is complete. We expect our full-year Penson revenue run rate to be approximately $50 million, and we anticipate being break even or better in fiscal year 2013 in our outsourcing business. We signed two meaningful BPO transactions during the second quarter, which we expect will finally drive our outsourcing business to profitability.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

The IBM conversion continues to progress as planned. We believe the conversion will be substantially complete by fiscal year end, and we will begin to recognize meaningful savings in fiscal year 2013.

Our acquisitions are being integrated, and we anticipate that they will contribute meaningful revenue and earnings to our fiscal year 2012 results. Overall, they’re achieving near their hurdle rate targets, and we expect stronger contributions in fiscal year 2013. Our full-year revenue guidance for this year is 8 percent to 9 percent growth, and we are reaffirming our full-year non-GAAP diluted earnings per share guidance of $1.50 to $1.60.

So how do I feel about Broadridge now and next year? I feel good. The reason I feel good is that we have been very transparent in explaining what we can control and what we cannot control.

Our recurring revenues continue to grow due to our strong sales, internal growth, and acquisitions. I really like event-driven revenues. However, the range of event-driven revenues is primarily driven by mutual fund proxy activity, and this activity is not predictable.

The last couple of years, as you know, event-driven revenues have been weak. They’ve been weak to the point that there really is not a lot of downside left. So irrespective of whether they come back or even slightly weaker next year, we believe the $1.80 earnings per share goal for fiscal year 2013 is achievable because of the activities we can control. Accordingly, if event-driven revenues return to near historical levels, we believe that $2.00 per share is equally achievable.

Broadridge is evolving. We’ve got some new products that I am very pleased with. Some of them could turn into what I like to call hot products. Paladyne’s activities are about what we expected them to be since we acquired them. We are having some very good new prospect dialogues, driven by potential clients’ views of Paladyne’s capabilities under the Broadridge umbrella.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

The assets of Matrix continue to grow. And there are some larger opportunities out there for Matrix that could take it beyond its business plan. Access Data continues to have dialogues because of the Schwab activity and other new opportunities like that.

At about this time last year, I asked you to look beyond the attractive earnings value that the Penson, IBM and Morgan Stanley Smith Barney strategic initiatives would create. I asked you to recognize that beyond those transactions, we had many new product and revenue activities that were enabled through acquisitions or through our own internal development activities.

By the end of this fiscal year, we expect the value of Penson, IBM and Morgan Stanley Smith Barney to be almost fully in place. As we talk about the future, we anticipate that our recent acquisitions will add an additional $15 million in EBITDA in fiscal year 2013. We believe there are some meaningful upsides from these acquisitions and other internally developed products that could give us even greater growth. We are confident that we will continue to identify revenue-growth opportunities that will position us for even more success in the future.

None of this would be possible without our engaged associates. I want to use this opportunity to express my gratitude to them for their tireless efforts to keep Broadridge the market leader. Our commitment to the service profit chain was again recognized as Broadridge was named one of the best companies to work for in New York by the New York State Society for Human Resource Management. It’s the fifth year in a row we have won this award, and we have won it every year since the establishment of the award.

Our highly engaged associates have enabled our 99 percent client revenue retention rate, and they have also led the successful integration of acquired products, as well as the development of new products. It’s this momentum that will ultimately lead to the greatest value creation opportunities for our shareholders.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

I’ll now turn the call over to Nicole, the operator, and as always, we welcome your questions.

Operator:	At this time, if you would like to ask a question, please press star, then the number one on your telephone keypad. Your first question comes from the line of (Rayna Kumar) with Evercore Partners.

(Rayna Kumar):	Hi, I’m calling in for (David Toget). I have three questions for you. What do you think are the underlying market dynamics that have been keeping event-driven weaker than expected? And why won’t this trend continue?

Rich Daly:	OK. And you want me to take them one at a time?

(Rayna Kumar):	Sure.

Rich Daly:	OK, good. I was ready to write all three down. OK. You know, the – I specifically went into detail on how strong everything but event-driven is, and I repeated it a number of times. And previously I talked about how we had BCG- do a study. We expanded that study with our own analyst group here and dug deeper, and we actually went into detail going back over the last 7 or 10 years on the top 20 fund complexes.

And what’s actually happening right now is they’re creating a pent-up demand to some degree, right? And to some degree, there is going to be over I’ll call it the next 7 to 10 years, assuming that markets are normal activity, possibly slightly less activity than there was in total for the prior 7 to 10 years.

So let me give you a little bit of explanation here. Historically, Dan and I have talked to you about – on average, about 21 percent to 24 percent of funds have a position have activity each year, because as you know, funds aren’t required to have an annual meeting, but a meeting when an event happens that they need to go out for shareholder approval.

Now, the most significant event is a director reaffirmation, where they need to have a certain percentage of their board approved by shareholders. We’ve historically seen that in weaker economic markets that that gets managed more tightly, OK, in order to move the expense out. We’re certainly seeing that now.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

Now, when we reviewed all of the activity over the last 7 to 10 years, we’ve seen that some funds are reincorporated from, for example, Massachusetts to Delaware, right, and also made some changes to their bylaws, OK, that will not require them to do or go to market for some of the approval that they historically went to in the past.

When we look at that, even though we’re trying to be more conservative than the original BCG study, that still takes us to about 16 percent to 19 percent of positions should go out on average on an average year. We’re right now at about 8 percent, maybe 9 percent. It’s closer to 8 percent of positions. So at some point in time, these things will need to go out there.

Now, let me give you one last piece here, all right? Although there’s not a formal retirement age, per se, 69 percent of funds have formally adopted an average retirement age of 74. The average age of the independent director right now is 65, but, again, you need a certain percentage approved by the shareholders, so at a point in time, you know, we can’t stop the clock, and people will have to go out there to reaffirm directors or they’d have to go out there and change their policy and retirement age, all right?

And the reality is, is that people retire with and without retirement ages. So I know it’s a rather long answer, but what I wanted to give you insight was to deep depth of the study we did across all the activity of the 20 largest complexes. That followed the BCG study. So we’re at what we think is about as low of a point as we can be right now. At a point in time, the activity has to come back. But we’re going to continue to give you a view with and without event-driven revenue, all right? And even when the activity comes back, we’re going to give you a view with and without event-driven revenue.

So – because we’re really in no better a position than you are. We can share this data with you, but we can’t control the data.

(Rayna Kumar):	Great. Given the Penson stock impairment, do you still expect Penson to contribute 6 cents to EPS in 2013?

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

Rich Daly:	The stock impairment and Penson’s run rate really have nothing to do with one another, so the short answer is yes.

Dan Sheldon:	Right. Agreed, Rich.

(Rayna Kumar):	OK. And lastly, what are your updated organic revenue growth rates for investor communication and SPS for the second half of 2012 and fiscal year 2013?

Dan Sheldon:	OK, well, the guidance we’re giving at this point in time is for ’12, OK? We’ve given an overall view of, you know, ’13, so let’s go back to ’12.

On the SPS side, as I mentioned already, if the trade volumes – equity trade volumes remain flat, then we’ll see that there is really no internal growth. And if they come back like they did in August in a 10 percent kind of range, then we’ll see an additional three points.

As far as in the investor communications space, right now, we’re seeing stock record growth virtually – we’ll call it flat, but we are still seeing the mutual fund interims up 8 percent. So we expect that to contribute around 1 percentage point to overall growth in the second half.

Rich Daly:	You know, I would add one thing, because I didn’t mention it at all in the script. We talk about what we control and what we don’t control. So we don’t control the organic growth rates, and so we’re also still running at a historically lower level of organic growth than what we have traditionally done.

But our path for ’13 and our guidance for this year is still planning on – I’ll call it the current market environment we’re in. And that’s why we are so pleased with the strong sales results and the building momentum that we’ve had in these sales results that you’ve heard in this quarter.

(Rayna Kumar):	Thank you.

Operator:	Your next question comes from the line of (Jim Cassine) with Credit Suisse.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

(Jim Cassine):	Hi, Rich and Dan. I’m not sure if you’ll answer it based on the previous question, but the $1.80 in 2013, what are you thinking around stock record growth and trade volume? I know you don’t control the organic growth, but is it mostly based on new business, you know, that you’ve already signed and that’s in the pipeline? Or is it – or are you assuming some organic growth there?

Dan Sheldon:	Yeah, so the way to think about it, (Jim), is as follows. It says primarily think about it as net new business, which is, you know, maintaining the 99 percent retention rate, as well as the business we’ve already signed and that’s already in our backlog, as well as what we plan on doing for the rest of this year. We’re, of course, assuming, like we think about it today, one or two points potentially for internal growth overall across the company, but not just specific to equity trade volume.

Rich Daly:	(Jim), you’ve followed us for a long time, even pre-spin, and so there are two interesting dynamics. One, we’ve never had, to my recollection, across both segments, across the breadth of products that amount of net new business activity we’re experiencing, which is a very positive thing.

We’ve also never had this long of a period of time where the organic growth has been this weak. And, again, given that we don’t control it, we’re not planning in what we can do for it to come back, but we are planning to create greater shareholder value with the things we can control.

(Jim Cassine):	Yeah, I mean, the new business is outstanding. Is it a function that the overall pipeline’s bigger? Or is your win rate, you know, better, you know, relative to your competition?

Rich Daly:	Well, (Jim), one of the things that we’ve talked about from the time of the spin is – you know, we’ve got 99 percent client retention. We have highly satisfied customers. And so one of the things we wanted to do both through our own efforts and throughout our own development efforts and acquisition efforts is broaden our product breadth. And we feel good about that. So an awful lot of this is coming from new products, acquired or self-developed.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

(Jim Cassine):	And just one last question. You mentioned that the trading volume picked up in January. Was that both retail and institutional? Or was it skewed one way or the other?

Dan Sheldon:	It was pretty much on the institutional side.

(Jim Cassine):	OK, all right. Thank you very much.

Rich Daly:	Thanks, (Jim).

Operator:	Your next question comes from the line of (Chris Denott) with Sandler O’Neill.

(Chris Denott):	Hi, good morning, everyone.

Rich Daly:	Morning.

(Chris Denott):	Just one question on – the EPS guidance for fiscal 2012, with that being unchanged but the revenue guidance taking out roughly $30 million, I’m just trying to square the circle and understand, is it expenses that you’re able to reduce here and you have maybe more flexibility than we thought? Or how are you making up for the shortfall in expected revenue and keeping EPS the same?

Dan Sheldon:	So, (Chris), think about the $30 million all related to event-driven, which means $20 million of it is postage, which doesn’t carry much profit at all, and the other $10 million is what we would call fee. We do have variable comp, and that variable comp, as well as our holding back on some expenditures, is what’s creating us not changing our guidance of the $1.50 to $1.60.

(Chris Denott):	Got it, that’s helpful. And then I’ll try on this, and we’ll see how successful I am. You mentioned, Dan, that – or, no, sorry, it was Rich who mentioned it – that the contribution from Bloomberg could be meaningful. I’m wondering if you could put more color on there. Is it something of the same sort of magnitude as a Penson or an IBM, just in terms of, you know, the effect on the bottom line?

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

And then in terms of the timing of when we’ll see a major earnings contribution, would it also be similar to Penson, where it takes, you know, a year or two to – you have some investment and then the revenues don’t really drop to the bottom line for two, maybe three years? Anyway, just how to think about how Bloomberg contributes to earnings.

Rich Daly:	OK. My answer here is going to be limited primarily through the normal agreements we have with clients on what we can and can’t say. So once a client trips where we need to disclose them in our top 15 from a FD point of view, what we can and can’t say, gets to be much easier.

Bloomberg initially will not be a top 15 client. Now, if you think about Bloomberg Tradebook and the limited time that that model’s been out there and the success of the model, we’re really, really excited, one, because of the strong brand of Bloomberg and, two, because of the strong growth potential, all right?

But if you look at the top 15 clients, it’s going to fall below revenue in all of those clients, and I really am not at liberty to provide you any more clarity on that.

In terms of margins, Dan pointed out, if you have somebody who’s coming on for both processing and outsourcing, you know, be thinking 40 percent to 50 percent incremental margins on a new client like that coming on, OK, and so that’s what I talked about in terms of meaningful margins.

But we are more than just mildly pleased – you know, I’m ecstatic at this transaction because of the – I’ll call it the affirmation it gives our outsourcing model. That’s the primary thing I wanted you to hear in here.

Dan Sheldon:	Yeah, I would agree, Rich. That’s the primary focus.

(Chris Denott):	OK, that’s helpful. Thank you.

Operator:	Your next question comes from the line of (Tinseng Wong) with JPMorgan.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

(Tinseng Wong):	Hi, thanks. Good morning. I was curious, Rich, given your commentary around your fiscal ’13, are you conceding that event-driven revenues will not bounce back in the midterm and possibly in ’13? Or are you just being conservative?

Rich Daly:	You know, (Tinseng), I love you for asking that question. I was reading this, this morning when I got up – you know, I looked at my notes, and I said, oh, boy, I hope no one’s going to interpret it as anything other than just trying to add the clarity of with and without event-driven.

I was so pleased when (Rayna) asked her first question, because I wanted you to hear that, you know, event-driven can’t stay at this low level forever. I just can’t tell you when it’s coming back. This is the longest run for it to be in the trough, you know, in the bottom of the trough.

So, no, we are not conceding the event-driven, all right? And one of the things I said in there is that there will be a point in time that we’ll be talking about, you know, our earnings are ahead of plan because of event-driven beyond what we could have anticipated, all right? And, you know, when that time happens, we’re going to give you the with and without event-driven for the next year, which says if the event-driven dropped back down, it wouldn’t be the growth year over year, only so you can model it the same way we’re going to model it, OK?

Meaning we expect event-driven to eventually get to 16 percent to 19 percent of positions, OK, but there could be years I – who knows? Is it going to go back to 50 percent in one year? I guess it could. Could it go to eight or below eight? I guess it could. But, you know, with the average statistical need being 16 to 19, us being at eight right now, and us being at like nine last year, there is – and BCG’s study was there is a pent-up demand that’s going to build that has to come out at some point in time.

So, no, this is so you look at it the way we look at it. I fully expect it to be contributing, and I fully expect to be talking about at a point in time that I love event-driven revenue.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

(Tinseng Wong):	OK. No, understood. I guess, you know, in the spirit of – I mean, I understand all that, and I – you know, plus the compounding effect, obviously there’s a lot of earnings power there. I guess I’m asking because, from a visibility standpoint based on the conversations that you’ve had recently, I didn’t know if there was, you know, any movement potentially on the up or if it feels more flat to down to you.

Rich Daly:	If you look at the fund’s earnings performance, there – this is not their favorite period of time, all right?

(Tinseng Wong):	Right.

Rich Daly:	And so – you know, by the way, we have a – Dan talked about $10 million in our, you know, need to manage expenses in response to (Chris’) question, all right? Think about the fund’s need right now. And if this is something where you can encourage a director to hang in there so you don’t need to go out to shareholders, I know if I was the CEO, if Dan was the CFO, what we’d be doing right now to try to push out that expense to a better time.

(Tinseng Wong):	Yeah. Yeah. No, that makes sense. Maybe if I can just ask one more to Dan, just the IBM path now. I guess, what change exactly – it came it a little bit lower than what we expected. What’s sort of the path here from the next quarter or two, in terms of expense?

Dan Sheldon:	Right, so if you think about it, we’ve got about $7 million spent year to date, and we’ve got $33 million that we’re planning on, so the remainder is going to hit us in Q3 and Q4. And pretty much a lot of it will be in Q4.

All of our mainframes and everything that’s large will be pretty much done by June 30th, so it’s some carryover expenses that we still have with ADP. And then with the savings, we’ll ramp them up. That’s why we said look for the $15 million in savings recurring run rate to hit us next year, and then our way to 20-plus as we go forward into ’14.

Rich Daly:	(Tinseng), an additional comment. You know, the IBM transaction here is, one, a very meaningful transaction, I mean meaningful in terms of the effort and the significance of getting it done. The team doing it here is well experienced at it, because we converted from the brokerage group data center into a common ADP center a year or two before the spin.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

We will be off the mainframes, and we have every expectation of being off the mainframes by the end of June. That’s the plan right now. There is some server clean-up activity that’s probably going to take us to about Labor Day, a little bit before that, all right? And so we’ll have – and I mentioned this last time – I said less than 10 – I guess we’re sizing it in the 5 to 7 range right now, in terms of what that expense is, but I’m feeling very proud of the diligence of the team, the amount – think about the number of clients we need to interface with, including everything we do for JPMorgan, and then multiply that by all of our clients out there.

So this project is well underway. IBM’s fully engaged. We’re fully engaged. And the ability it gives us to scale as we go forward with IBM is – you know, beyond the initial savings is one of the things I find even more exciting.

(Tinseng Wong):	Good, good. Thanks for the update. Appreciate it.

Operator:	Once again, if you would like to ask a question, please press star, then the number one on your telephone keypad. Your next question comes from the line of (Andrew Sloan) with Avondale Partners.

(Andrew Sloan):	Morning. This is (Andrew) for (Pete Heckman). We were wondering, if there was a regulatory change for mutual funds, such as those being discussed around 12B-1 fees and money market funds, would that necessitate a lot of mutual fund proxy activity?

Rich Daly:	It’s difficult to speculate whether or not proxy activity would be required. Regardless, regulation is a friend of Broadridge’s. So, you know, at the time of the spin, let’s go back to the infamous notice and access dialogue, when I was saying, you know, historically, I’m not aware of a regulation that ever hurt us. Some are neutral. Most actually help us. Some people were thinking notice and access would be a bad thing for Broadridge, and, you know, we wound up making $17 million or so more in profit.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

Given what we’re doing with data management now through our Access Data unit, given some of the really neat dialogues – and I talked about Access Data potentially being a hot product as we go forward – this type of mutual fund regulation, particularly given what we’re really doing is helping funds manage the street-side activity and given that that’s about 85 percent of the distribution channel right now, we don’t see how any activity there could hurt us that we’re aware of. It could help us. And if it created proxy activity, that would be very nice, but we’re not planning on it anything where we’re forecasting here right now.

(Andrew Sloan):	OK, thank you.

Operator:	Your next question comes from the line of (Ian Vavino) with Oppenheimer.

(Todd):	Hey, guys, this is (Todd) on for (Ian).

Rich Daly:	Morning.

(Todd):	You briefly touched on some of the discussions you’ve had with new customers of Paladyne and Matrix. Could you maybe go into that a little bit more?

Rich Daly:	The – what I was really saying is that – so, for example, we already have a BPO capability that, you know, you’ve heard about in our processing business. Expanding that BPO capability to do more services across Paladyne, helping Matrix get more into the sell side, where we really have such strong relationships, and expanding beyond their focus on the TPA model are things that are naturally evolving around here. That’s really where I was.

I would say that the leadership of both those organizations is very pleased with the fit and the exposure we’re able to give them to opportunities that prior to being part of the Broadridge family wasn’t readily available to them.

You know, now we need to close them. These are larger transactions. And until you close them, as I pointed out to the leadership in these transactions, all we’re doing is taking up their time. So – but we do feel very good about the dialogues and the activity.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

(Todd):	So when you talk about that $55 million in EBITDA, in 2013 from acquisitions, what is included in that? What assumptions are included in that?

Rich Daly:	The traditional business that we have right now and the traditional growth of the traditional business we have planned right now. It doesn’t have anything related to what I was referring to as just becoming a hot product.

Dan Sheldon:	Yeah, these are just the normal sales with the nice margins attached to them, greater than 30 percent.

(Todd):	OK, great, thanks.

Operator:	Your next question comes from the line of (Stephan Mikitowik) with Pike Place Capital.

(Stephan Mikitowik):	Hey, good morning. Kind of late in the call, so I’ll keep it quick. Just to clarify, I think, Dan, you said the IBM – the $4 million of costs is in cost of sales?

Dan Sheldon:	No, the IBM piece is in the cost of revenues. So the $7 million right now is sitting, and the $33 million will be in there, cost of revenues. OK, and, by the way, and the Penson piece is in Other.

(Stephan Mikitowik):	Right, that was my next question. And the $7 million you’re saying – the $7 million is year to date, though, right?

Dan Sheldon:	Yes, it is.

(Stephan Mikitowik):	Right, OK. It was $4 million in the quarter.

Dan Sheldon:	Yes.

(Stephan Mikitowik):	And where – so why did – SG&A was up quite a bit both year over year and sequentially. What was causing that?

Dan Sheldon:	Primarily the acquisitions.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Moderator: Rick Rodick

02-07-12/8:30 p.m. ET

Confirmation # 46767563

(Stephan Mikitowik):	OK. And is any of that kind of integration costs that are going to go away? Or is that kind of – is that really a new run rate for the SG&A level?

Dan Sheldon:	It’s really the new run rate, because the integration costs are just a few million dollars.

(Stephan Mikitowik):	OK, a few million in the quarter or a few million...

Dan Sheldon:	Oh, no, for the year. For the year.

(Stephan Mikitowik):	OK, few million for the year as a whole.

Dan Sheldon:	Right.

(Stephan Mikitowik):	OK. All right. Thank you.

Operator:	I am showing that we have no further questions at this time. I will now turn the call back you, Mr. Daly.

Rich Daly:	Well, as always, Dan, Rick and I are pleased to hear from you all. We will look forward to seeing you in the near future. And as always, I’m going to encourage you to choose to have a great day and try not to get hurt at the parade today. Take care.

Operator:	This concludes today’s Broadridge Financial Solutions, Incorporated’s, second quarter of fiscal year 2012 earnings conference call. Thank you for your participation. You may now disconnect.

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